Exhibit 99.1

Date:	July 18, 2011
Contact:	Peter B. Orthwein or Richard E. Riegel

JEFF KIME TO BECOME PRESIDENT OF THOR MOTOR COACH.

RON AND BILL FENECH TO LEAVE THOR.

Thor Industries, Inc. (NYSE: THO) announced today that Jeff Kime will become President of Thor Motor Coach effective August 1, 2011.

“Jeff formerly served as President of Four Winds for a period of 16 years when it was Thor’s largest motor home division. Jeff has a track record of success in the industry and is a seasoned Thor company President. We are very excited to have him back,” commented Peter Orthwein, Thor’s CEO.

Ron Fenech, Recreation Vehicle Senior Group President and Bill Fenech, President of Thor Motor Coach, have decided to leave the company. Ron Fenech will be staying for a transitional period during which Thor’s RV Company Presidents will continue to report to him. Bill Fenech’s resignation takes effect July 31, Thor’s year-end.

Peter Orthwein commented “Ron and Bill have been instrumental in Thor’s success in building Keystone into the number one RV manufacturer and recently in their current positions. Bill oversaw the combination of Four Winds and Damon to form Thor Motor Coach, and Ron oversaw the reorganization of several of our Towable companies as well as the integration of the Heartland acquisition. Their leadership will be missed.”

Thor is the world’s largest manufacturer of recreation vehicles and a major builder of commercial buses and ambulances.

This release includes certain statements that are “forward looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934 as amended. These forward looking statements involve uncertainties and risks. There can be no assurance that actual results will not differ from our expectations. Factors which could cause materially different results include, among others, additional issues that may arise in connection with the review by the independent consultant required under our recent settlement with the Securities and Exchange Commission, fuel prices, fuel availability, lower consumer confidence, interest rate increases, restrictive lending practices, increased material and component costs, the success of new product introductions, the pace of acquisitions, cost structure improvements, competition and general economic conditions and the other risks and uncertainties discussed more fully in Item 1A of our Annual Report on Form 10-K for the year ended July 31, 2010 and Part II, Item 1A of our Quarterly Report on Form 10-Q for the period ended April 30, 2011. We disclaim any obligation or undertaking to disseminate any updates or revisions to any forward looking statements contained in this release or to reflect any change in our expectations after the date of this release or any change in events, conditions or circumstances on which any statement is based except as required by law.